SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                        __________________________

                               FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
                               UNDER
           SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                               1934.

                   Commission File Number   000-22428
                       __________________________

                           ZYTEC CORPORATION
          (Exact name of registrant as specified in its charter)
                      __________________________

                       7575 Market Place Drive
                    Eden Prairie, Minnesota  55344
                          (612) 941-1100
          --------------------------------------------------------
            (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive
                             offices)

                      Common Stock, no par value
          --------------------------------------------------------
          (Title of each class of securities covered by this Form)

                               None
         -----------------------------------------------------------
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X ]      Rule 12h-3(b)(1)(ii) [   ]
     Rule 12g-4(a)(1)(ii)   [  ]      Rule 12h-3(b)(2)(i)  [   ]
     Rule 12g-4(a)(2)(i)    [  ]      Rule 12h-3(b)(2)(ii) [   ]
     Rule 12g-4(a)(2)(ii)   [  ]      Rule 15d-6           [   ]
     Rule 12h-3(b)(1)(i)    [X ]

     Approximate number of holders of record as of the certification or
notice date:      One

     Pursuant to the requirements of the Securities Exchange Act of 1934, Zytec Corporation, as successor to the Registrant, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 8, 1998        By: /s/ Richard J. Thompson
                                  -------------------------
                                  Richard J. Thompson
                                  Chief Financial Officer